                                                                  Exhibit (a)(1)

                          Offer to Purchase for Cash

                                      by

                                UGI Corporation

                  Up to 4,500,000 Shares of its Common Stock
    (Including the Associated Rights to Purchase Shares of Series A Junior
                        Participating Preference Stock)

  At a Purchase Price Not Greater than $26.00 Nor Less than $23.00 Per Share



     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
         12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 27,
                    1999, UNLESS THE OFFER IS EXTENDED.


  UGI Corporation, a Pennsylvania corporation (the "Company"), invites its shareholders to tender shares of its common stock, no par value (the "Common Stock"), including the associated rights to purchase shares of Series A Junior Participating Preference Stock pursuant to the Rights Agreement, dated as of April 29, 1986, between the Company and Mellon Bank, N.A., successor to Mellon Bank (East) N.A., as Rights Agent, as amended (collectively with the Common Stock, the "Shares"), at prices specified by such shareholders, not greater than $26.00 nor less than $23.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single per Share price (not greater than $26.00 nor less than $23.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price that will allow it to purchase 4,500,000 Shares (or such lesser number as are validly tendered at prices not greater than $26.00 nor less than $23.00 per Share) pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration and "odd lot" tenders, the Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn.

  While the Board of Directors believes that the Shares represent an attractive investment for its continuing shareholders, the purpose of the Offer is to allow those shareholders desiring additional liquidity to receive cash for a portion of their Shares. See "Background and Purpose of the Offer."

  The Shares are listed and principally traded on the New York Stock Exchange, Inc. (the "NYSE"). The Shares are also listed and traded on the Philadelphia Stock Exchange. On July 27, 1999, the last full day of trading prior to the announcement of the Offer, the closing sales price of the Shares on the NYSE as reported on the Composite Tape was $20.938 per Share. On July 30, 1999, the last full day of trading prior to the commencement of the Offer, the closing sales price of the Shares on the NYSE as reported on the Composite Tape was $23.75 per share. Shareholders are urged to obtain a current market quotation for the Shares.

  THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER ANY OR ALL SHARES. THE COMPANY HAS BEEN ADVISED THAT ITS DIRECTORS AND EXECUTIVE OFFICERS HAVE NOT DETERMINED WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

  SHARES PURCHASED PURSUANT TO THE OFFER WILL NOT RECEIVE THE $0.375 REGULAR QUARTERLY CASH DIVIDEND PAYABLE ON OCTOBER 1, 1999 TO HOLDERS OF RECORD ON SEPTEMBER 17, 1999.

                     The Dealer Manager for the Offer is:

                         Donaldson, Lufkin & Jenrette

August 2, 1999

                               ----------------

                                   IMPORTANT

                               ----------------

  Any shareholder desiring to accept the Offer should either (1) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her or (2) complete the Letter of Transmittal or a facsimile thereof, sign it in the place required, have his or her signature thereon guaranteed if required by the Letter of Transmittal and forward it and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), and either deliver the certificates for the Shares being tendered to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 hereof. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. Shareholders who wish to tender Shares and whose certificates for such Shares are not immediately available should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof. Shareholders must complete the section in the Letter of Transmittal relating to the price at which they are tendering Shares in order to validly tender Shares.

  Participants in the UGI Utilities, Inc. Savings Plan or the AmeriGas Propane, Inc. Savings Plan wishing to tender Shares to the Company should not complete the Letter of Transmittal. Rather, they should refer to the additional materials mailed to such participants.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to ChaseMellon Shareholder Services, L.L.C. in its capacity as the Information Agent (the "Information Agent") or Donaldson, Lufkin & Jenrette Securities Corporation (the "Dealer Manager") at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 INTRODUCTION.............................................................   1
 BACKGROUND AND PURPOSE OF THE OFFER......................................   2
    Background to the Offer...............................................   2
    Purpose of the Offer..................................................   2
    Recent Developments...................................................   2
 SAFE HARBOR STATEMENT....................................................   5
 THE OFFER................................................................   6
  1. Number of Shares; Proration; Extension of Offer.....................    6
  2. Tenders by Holders of Fewer Than 100 Shares.........................    7
  3. Procedure for Tendering Shares......................................    7
  4. Withdrawal Rights...................................................   11
  5. Acceptance for Payment of Shares and Payment of Purchase Price......   11
  6. Certain Conditions of the Offer.....................................   12
  7. Price Range of Shares; Cash Dividends...............................   14
  8. Certain Effects of the Offer........................................  14
  9. Source and Amount of Funds..........................................   15
 10. Certain Information Concerning the Company..........................   15
 11. Transactions and Agreements Concerning the Shares...................   21
 12. Regulatory Approvals................................................   21
 13. Certain Federal Income Tax Consequences.............................   21
 14. Extension of Tender Period; Termination; Amendments.................   22
 15. Fees................................................................   23
 16. Miscellaneous.......................................................   24
 Schedule A--Transactions Concerning the Shares of UGI Corporation

To the Holders of Common Stock of
UGI Corporation:

                                 INTRODUCTION

  UGI Corporation, a Pennsylvania corporation (the "Company"), invites its shareholders to tender shares of its common stock, no par value (the "Common Stock"), including the associated rights to purchase shares of Series A Junior Participating Preference Stock pursuant to the Rights Agreement, dated as of April 29, 1986, between the Company and Mellon Bank, N.A., successor to Mellon Bank (East) N.A., as Rights Agent, as amended (collectively with the Common Stock, the "Shares"), at prices specified by such shareholders, not greater than $26.00 nor less than $23.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

  The Company will determine a single per Share price (not greater than $26.00 nor less than $23.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price that will allow it to buy 4,500,000 Shares (or such lesser number as are validly tendered at prices not greater than $26.00 nor less than $23.00 per Share) pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and "odd lot" tenders described below, the Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date (as hereinafter defined). The Purchase Price will be paid net to the seller in cash with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned. Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to validly tender Shares.

  Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay all charges and expenses of the Dealer Manager, the Depositary and the Information Agent incurred in connection with the Offer.

  The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See
Section 6.

  Neither the Company nor the Board of Directors makes any recommendation to any shareholder whether to tender some or all Shares. The Company has been advised that its directors and executive officers have not determined whether to tender their Shares pursuant to the Offer. Shareholders must make their own decisions whether to tender Shares and, if so, how many Shares to tender.

  As of July 27, 1999, the Company had issued and outstanding 31,740,504 Shares. In addition, as of such date, an aggregate of approximately 1,238,561 Shares were issuable upon exercise of stock options. The 4,500,000 Shares that the Company is offering to purchase represent approximately 14% of the Shares then outstanding and approximately 14% of the fully diluted Shares outstanding as of such date. The Shares are listed and principally traded on the New York Stock Exchange, Inc. (the "NYSE"). They are also listed and traded on the Philadelphia Stock Exchange. On July 27, 1999, the last full day of trading prior to the announcement of the Offer, the closing price of the Shares on the NYSE as reported on the Composite Tape was $20.938 per Share. On July 30, 1999, the last full day of trading prior to commencement of the Offer, the closing price of the Shares on the NYSE as reported on the Composite Tape was $23.75 per Share. See Section 7. Shareholders are urged to obtain a current market quotation for the Shares.

  On July 28, 1999, the Company announced an increase in its regular quarterly cash dividend from $0.365 per Share to $0.375 per Share. Such dividend is payable on October 1, 1999 to holders of record as of September 17, 1999. The dividend will not be payable with respect to Shares purchased pursuant to the Offer.

                      BACKGROUND AND PURPOSE OF THE OFFER

Background to the Offer

  In March and April 1999, the Company repurchased approximately 1.4 million Shares as part of a 6.6 million Share repurchase program announced on March 1, 1999. Over the past several months, the Board of Directors of the Company has continued to review the Company's long-term strategy and means for increasing shareholder value and liquidity. While the Board of Directors continues to believe Shares represent an attractive investment for its continuing shareholders, they consider a significant Share repurchase to be a valuable opportunity for shareholders seeking additional liquidity. Further, the Company has a significant amount of cash, and a Share repurchase program would enable the Company to utilize that cash in a manner beneficial to shareholders. In addition, the Company believes the repurchase of Shares pursuant to the Offer will significantly reduce the number of outstanding Shares, which may increase the future earnings per Share of the Company and add to the long-term market value of the remaining Shares. As a result, the Company decided to engage in a modified "Dutch auction" tender offer for its Shares as a way to utilize its cash in a manner beneficial to shareholders.

  In connection with the goal of increasing shareholder value, on July 27, 1999 the Board of Directors approved an increase in the quarterly dividend paid on the Company's Shares of approximately 2.7 percent, to $0.375 from $0.365, with the annual dividend rate rising to $1.50 from $1.46.

Purpose of the Offer

  The Offer provides shareholders with an opportunity to increase their liquidity by tendering a portion of their Shares to the Company at a premium over recent market prices for Shares. Additionally, the Company expects the Offer to increase the long-term market value of its Shares. The Offer also enables the Company to utilize its cash in a manner that directly benefits shareholders.

Recent Developments

  On July 28, 1999, the Company issued the following press release:

    Valley Forge, PA--July 28--UGI Corporation (NYSE:UGI), announced today several strategic and financial initiatives designed to increase shareholder value and position the Company for future growth. The decision to pursue these initiatives follows completion of the previously reported review by UGI's management and board of directors of alternative strategies to meet its growth objectives and maximize value for shareholders.

    These initiatives are designed to reconfirm UGI's long-standing goal of providing superior shareholder returns by reinforcing its commitment to improved earnings and dividend growth. The Company will focus its efforts on growing its AmeriGas propane distribution business as well as its existing natural gas and electric businesses, while it actively seeks out related and complementary business activities designed to supplement earnings growth.

    The initiatives include:

    . A 2.7 percent increase in UGI's common stock dividend to an annual rate of $1.50 from $1.46;

    . A repurchase of approximately 14 percent of outstanding shares of common stock using cash on hand; and

    . A focus on long term value creation through growth of UGI's existing propane, natural gas and electric businesses, and, in addition, accelerated growth in related and complementary businesses.

  Lon R. Greenberg, chairman, president and chief executive officer, said, "We are pleased to announce these initiatives today which we firmly believe will deliver value to our shareholders in the near and long term. Our renewed focus on our core businesses and related growth opportunities--combined with the effect of reducing the number of shares of common stock outstanding as a result of our share repurchase--will position us to achieve compound annual earnings per share growth rates of 6 percent to 10 percent over the next five years. We expect our higher earnings level and growth rates to support our current intention to increase the dividend on our common stock at a rate of approximately three percent annually for the foreseeable future."

  Dividend Increase and Stock Repurchase

    As a tangible sign of its confidence in the Company's future, the board of directors has increased the dividend on UGI's common stock by approximately 2.7 percent. The quarterly dividend will increase to $.375 from $.365, with the annual dividend rate rising to $1.50 from $1.46.

    According to Anthony J. Mendicino, vice president and chief financial officer, "The Company is targeting a dividend payout ratio of 50 percent to 70 percent. We believe this ratio is appropriate given our current and expected business mix. We are confident that under normal weather conditions, the payout ratio should approach the high end of that range in the near term. As we achieve our earnings objectives, our payout ratio should fall even as we continue to increase the dividend."

    UGI intends to commence a "Dutch auction" self-tender to repurchase up to 4.5 million common shares, or 14.2 percent of its outstanding shares. The Company expects the offer to commence on Monday, August 2, 1999 and expire on August 27, 1999. Shareholders will have the opportunity to tender all or a portion of their shares to UGI at a price not less than $23.00 and not more than $26.00 per share. The repurchase will be financed from cash balances existing at the parent holding company and will not affect the capital structures of UGI Utilities or AmeriGas Partners, L.P. (NYSE: APU). UGI had previously repurchased 1.4 million shares as part of an open market repurchase program announced on March 1. As of June 30, there were 31.7 million common shares outstanding.

  Strategic Direction

    Following a comprehensive study, UGI intends to refocus its strategic direction on growing its existing natural gas, electric and propane businesses while it actively seeks additional related and complementary growth opportunities. Greenberg noted, "Today's announcement is intended to clarify our future strategic direction. We believe that we can achieve our earnings and dividend growth objectives by following this focused direction. It is a course of action that is consistent with providing excellent total returns."

    Greenberg added, "The actions we are taking are in the best interests of all of our shareholders. There are occasions when the value of the whole exceeds that of the sum of the parts. Our examination has caused us to conclude that UGI represents such an instance." The Company indicated that it has terminated its previously announced intention to sell its utility businesses.

    "We have decided to retain our natural gas and electric businesses and to manage them for maximum return to our shareholders, customers and employees," stated Greenberg. "Given their excellent performance over the years, the predictability of their earnings and their acceptable growth prospects, they will serve the role of providing a strong foundation upon which to further grow our earnings. We anticipate that these businesses will be contributors to our overall earnings growth as well."

    Greenberg noted that the electric utility business was deregulated in Pennsylvania during 1998. In addition, Pennsylvania recently enacted legislation which also deregulates the gas utility business.

  With the uncertainty associated with deregulation largely behind it, UGI's gas and electric businesses can focus on growth opportunities which are being spawned by deregulation.

    "We believe the inherent growth rates in our gas and electric businesses, together with our ability to move quickly to capture new opportunities, will position us for strong performance over the foreseeable future," continued Greenberg. "At the same time, we believe there is an opportunity to initiate programs to improve our productivity and thereby control our costs as we move forward."

    AmeriGas is pursuing strategies to exploit its large, national footprint where the company has a competitive advantage. The Company expects to achieve economies of scale in national accounts, alliance marketing and consolidated national purchasing. "AmeriGas has always been a source of strong cash flow," Greenberg stated. "Now it is poised to play a larger role in contributing to earnings growth as well." He noted that AmeriGas has invested over $10 million so far this year on growth initiatives and productivity improvements. "The employees of AmeriGas are finding ways to differentiate us in the marketplace with continual process innovation and new market initiatives such as our PPX pre-filled propane cylinder exchange program," said Greenberg. "We expect to improve performance further by utilizing our new customer profitability system which allows us to segment customers and pursue those with the best profit potential."

    The Company will accelerate its growth in related and complementary businesses using its national scope, its extensive asset base and its access to over 1.3 million customers. "While international propane investments, including acquisitions in growth areas, will continue, we will actively seek additional investments domestically to supplement that growth as well," continued Greenberg. "Our retail hearth product superstore investment, Hearth USA, is just one example. Within three to five years, we expect new businesses to contribute 20 percent of earnings," stated Greenberg.

    "In summary, we see excellent business development opportunities before us and we have an outstanding workforce committed to seizing them. We expect our efforts to result in sustained increases in shareholder value," concluded Greenberg.

    This news release is neither an offer to purchase nor a solicitation of offers to sell common stock. The self-tender is being made only by means of an Offer to Purchase and related documents, copies of which will be mailed to all shareholders and filed with the Securities and Exchange Commission, and may also be obtained from the information agent, ChaseMellon Shareholder Services, L.L.C. UGI has retained Donaldson, Lufkin & Jenrette Securities Corporation to act as dealer manager for the self-tender.

    Statements in this release concerning expectations for the future are "forward-looking statements" within the meaning of the federal securities laws. UGI's actual future performance will be affected by a number of factors, risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements in this release include weather conditions, the timing and extent of changes in commodity prices for crude oil, propane, natural gas, electricity and interest rates, the timing and success of UGI's efforts to develop new business opportunities, political, regulatory and economic conditions in foreign countries and other factors discussed in UGI's 1998 Annual Report on Form 10-K filed with the Commission which we incorporate by reference. UGI undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

                                 *  *  *  *  *

                             SAFE HARBOR STATEMENT

  Statements in this Offer to Purchase, the related Letter of Transmittal and other related documents concerning expectations for the future are "forward-looking statements" within the meaning of the federal securities laws. The Company's actual future performance will be affected by a number of factors, risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include weather conditions, the timing and extent of changes in commodity prices for crude oil, propane, natural gas, electricity and interest rates, the timing and success of the Company's efforts to develop new business opportunities, political, regulatory and economic conditions in foreign countries and other factors discussed in the Company's Annual Report on Form 10-K, as amended, for the year ended September 30, 1998 (the "Company's 1998 Annual Report") which is incorporated herein by reference. The Company undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

                                   THE OFFER

1. Number of Shares; Proration; Extension of Offer.

  Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase up to 4,500,000 Shares (or such greater number of Shares as the Company, in its sole discretion, may elect to purchase pursuant to the Offer) that are validly tendered and not withdrawn prior to the Expiration Date at a price (determined in the manner set forth below) not greater than $26.00 nor less than $23.00 per Share. The later of 12:00 midnight, New York City time, on Friday, August 27, 1999, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date." For a description of the Company's right to extend the period of time during which the offer is open or to delay, terminate or amend the offer, see Section 14. Only Shares validly tendered and not withdrawn prior to the Expiration Date will be eligible for purchase. If the Offer is oversubscribed as described below, only Shares validly tendered at or below the Purchase Price prior to the Expiration Date will be eligible for proration.

  The Company will determine the Purchase Price taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price within the stated range that will allow it to purchase 4,500,000 Shares (or such lesser number as are validly tendered at prices not greater than $26.00 nor less than $23.00 per Share) pursuant to the Offer. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6. The Company reserves the right to purchase more than 4,500,000 Shares pursuant to the Offer, but does not currently plan to do so.

  In accordance with Instruction 5 of the Letter of Transmittal, each shareholder who wishes to tender Shares must specify the price (not greater than $26.00 nor less than $23.00 per Share) at which such shareholder is willing to have the Company purchase such Shares. As promptly as practicable following the Expiration Date, the Company will determine the Purchase Price (not greater than $26.00 nor less than $23.00 per Share) that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

  If not more than 4,500,000 Shares (or such greater number of Shares as the Company, in its sole discretion, may elect to purchase pursuant to the Offer) are validly tendered and not withdrawn prior to the Expiration Date, the Company will purchase all such Shares.

  If more than 4,500,000 Shares (or such greater number of Shares as the Company, in its sole discretion, may elect to purchase pursuant to the Offer) have been validly tendered and not withdrawn prior to the Expiration Date, the Company will purchase up to a maximum of 4,500,000 Shares (or any such greater number designated by the Company), upon the terms and subject to the conditions of the Offer, in the following order of priority:

    (a) all Shares validly tendered and not withdrawn prior to the Expiration Date by any shareholder who owned beneficially an aggregate of fewer than 100 Shares as of the close of business on July 27, 1999 and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (see
  Section 2); and

    (b) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

  The Company does not expect that it will be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately five NYSE trading days after the Expiration Date, if proration of tendered Shares is required, because of the difficulty in determining the number of Shares validly tendered (including Shares tendered pursuant to the guaranteed delivery procedure described in Section 3) and not withdrawn prior to the Expiration Date and as a result of the "odd lot" procedure described in Section 2. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Dealer Manager or the Information Agent and may also be able to obtain such information from their brokers.

  The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. See Section 14. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company decides, in its sole discretion, to increase (except for any increase not in excess of 2% of the outstanding Shares) or decrease the number of Shares being sought or to increase or decrease the consideration offered in the Offer to holders of Shares and, at the time that notice of such increase or decrease is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten-business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2. Tenders by Holders of Fewer Than 100 Shares.

  All Shares validly tendered at or below the Purchase Price and not withdrawn by or on behalf of persons who beneficially owned an aggregate of fewer than 100 Shares as of the close of business on July 27, 1999 will be accepted before proration, if any, of the purchase of other tendered Shares. See
Section 1. Partial tenders will not qualify for this preference, nor is it available to beneficial holders of 100 or more Shares, even if such holders have separate stock certificates for fewer than 100 Shares. By accepting the Offer, a shareholder owning beneficially fewer than 100 Shares will avoid the payment of brokerage commissions and any applicable odd lot discount payable on a sale of Shares in a transaction effected on a securities exchange.

  As of July 27, 1999, approximately 156,447 Shares were held of record by holders holding fewer than 100 Shares each. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own. Any shareholder wishing to tender all of his or her Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

3. Procedure for Tendering Shares.

  Proper Tender of Shares. To tender Shares pursuant to the Offer, either (a) deliver to the Depositary a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) deliver to the Depositary certificates for the Shares to be tendered at one of such addresses or (ii) deliver such Shares pursuant to the procedures for book-entry transfer described below (a confirmation of such delivery must be received by the Depositary, including an Agent's Message (as defined below) if the tendering shareholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or
(b) the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility (as hereinafter defined) to and received by the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  Notwithstanding any other provisions hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, as defined below), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

  IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, IN ORDER TO TENDER SHARES PURSUANT TO THE OFFER, A SHAREHOLDER MUST EITHER (A) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY MODIFIED DUTCH AUCTION" OR (B) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER."

  A SHAREHOLDER WHO WISHES TO MAXIMIZE THE CHANCE THAT HIS OR HER SHARES WILL BE PURCHASED AT THE RELEVANT PURCHASE PRICE SHOULD CHECK THE BOX ON THE RELEVANT LETTER OF TRANSMITTAL MARKED, "SHARES TENDERED AT PRICE DETERMINED BY MODIFIED DUTCH AUCTION." NOTE THAT THIS ELECTION COULD RESULT IN SUCH SHAREHOLDER'S SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $23.00 PER SHARE. A SHAREHOLDER WHO WISHES TO INDICATE A SPECIFIC PRICE (IN MULTIPLES OF $0.125) AT WHICH SUCH SHAREHOLDER'S SHARES ARE BEING TENDERED MUST CHECK A BOX UNDER THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER" ON THE LETTER OF TRANSMITTAL IN THE TABLE LABELED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED." A SHAREHOLDER WHO WISHES TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SUCH SHARES ARE BEING TENDERED. THE SAME SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE.

  A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE APPROPRIATE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY MODIFIED DUTCH AUCTION" OR ONE OF THE BOXES IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDERS" IS CHECKED.

  Book Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (referred to as the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Method of Delivery. The method of delivery of all documents, including Share certificates, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

  Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 7 of the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or such shareholder cannot complete the procedure for delivery by book-entry on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company is received by the Depositary (as provided below) by the Expiration Date; and

    (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee, or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  Dividend Reinvestment Plan. Participants in the Company's Dividend Reinvestment Plan whose Shares are held in the name of Mellon Bank, N.A. or its nominee and who wish to tender Shares to the Company may do so by following the procedures set forth in Instruction 13 to the Letter of Transmittal.

  Savings Plans. Participants in the UGI Utilities, Inc. Savings Plan or the AmeriGas Propane, Inc. Savings Plan wishing to tender Shares to the Company may do so by following the procedures described in the materials mailed to such participants.

  Federal Income Tax Withholding. Under the federal income tax backup withholding rules, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exception exists and is proven in a manner satisfactory to the Depositary, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal.

  ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS

PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE
SECTION 13.

  Gross proceeds payable pursuant to the Offer to a foreign shareholder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The Company will determine the applicable rate of withholding by reference to a shareholder's address, unless the facts and circumstances indicate such reliance is not warranted or if applicable law (for example, an applicable tax treaty or Treasury regulations thereunder) requires some other method for determining a shareholder's residence. A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax if such shareholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 13, or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and the Company withheld at a higher rate. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly executed statement claiming such exemption. Such statements can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal. Foreign shareholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

  Tender Constitutes An Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer and an agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

  It is a violation of Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for a person, directly or indirectly, to tender Shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) Shares tendered or
(y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and
(ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's representation and warranty that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form, or the acceptance of which or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of particular Shares, and the Company's interpretation of the terms of the Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

4. Withdrawal Rights.

  Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after September 27, 1999 unless previously accepted for payment as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

  To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Acceptance for Payment of Shares and Payment of Purchase Price.

  Upon the terms and subject to the conditions of the Offer, and as promptly as practicable after the Expiration Date, the Company will determine the Purchase Price, taking into account the number of Shares tendered and the prices specified by tendering shareholders, and will (subject to the proration and "odd lot" provisions of the Offer) accept for payment (and thereby purchase) and pay for Shares validly tendered at or below the Purchase Price and not withdrawn as permitted in Section 4. As soon as practicable following the determination of the Purchase Price, the Company will announce the Purchase Price it will pay for tendered Shares. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (or an Agent's Message in connection with a book-entry transfer) and any other required documents.

  For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to the proration and "odd lot" provisions of the Offer, Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by depositing the Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders by the Company by reason of any delay in making such payment.

  Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility) as soon as practicable without expense to the tendering shareholder. The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer, except as set forth in Instruction 8 of the Letter of Transmittal.

  Payment for Shares may be delayed in the event of difficulty in determining the number of Shares validly tendered or if proration is required. See Section
1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

  As provided in Rules 13e-4(f)(4) and (8)(ii) under the Exchange Act, the Company will pay the same amount per Share for each Share purchased pursuant to the Offer.

6. Certain Conditions of the Offer.

  Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of, and payment for, Shares tendered, if at any time on or after August 2, 1999 and on or before the Expiration Date any of the following shall have occurred (or shall have been determined in the judgment of the Company to have occurred) and, in the judgment of the Company, in any such case and regardless of the circumstances (including any action or omission to act by the Company) giving rise to such condition, such event makes it inadvisable to proceed with the Offer, with such acceptance for payment or with the payment itself:

    (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal which directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) in the Company's judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

    (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal which, in the Company's judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;
  (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or
  (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's judgment, might affect the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the judgment of the Company, have a material adverse effect on the Company's business, condition (financial or other), income, operations or prospects or the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10 percent measured from the close of business on July 30, 1999;

    (d)(i) the Company shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or acquisition proposal, disposition of assets other than in the ordinary course of business or (ii) any tender or exchange offer with respect to some or all of the Shares (other than this Offer) shall have been commenced;

    (e) any change shall occur or be threatened in the business, condition (financial or other), income, operations, Share ownership or prospects of the Company and its subsidiaries, taken as a whole, which, in the judgment of the Company, is or may be material to the Company or its subsidiaries; or

    (f)(i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than a person, entity or group which had publicly disclosed such ownership in a
  Schedule 13D or 13G (or an amendment thereto) on file with the Commission on July 30, 1999); (ii) any person, entity or group which had filed with the Commission on or before July 30, 1999 a Schedule 13G or a Schedule 13D with respect to the Shares shall have acquired, or proposed to acquire, beneficial ownership of additional Shares constituting more than 2% of the outstanding Shares; or (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares (options for and other rights to acquire Shares which are acquired or proposed to be acquired being deemed for purposes of this clause (f) to be immediately exercisable or convertible).

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

7. Price Range of Shares; Cash Dividends.

  The Shares are listed and principally traded on the NYSE. The following table sets forth the high and low sales prices of the Shares as reported on the Composite Tape, and dividends paid per Share, for the fiscal periods indicated:

                           High and Low Sales Prices

     Fiscal Year                                        High     Low   Dividends
     -----------                                       ------- ------- ---------
     1999:
      Fourth Quarter (through July 27, 1999).......... $22.625 $19.750  $0.365
      Third Quarter................................... $21.000 $16.563  $0.365
      Second Quarter.................................. $24.375 $15.000  $0.365
      First Quarter................................... $25.750 $21.625  $0.365
     1998:
      Fourth Quarter.................................. $25.813 $20.500  $0.365
      Third Quarter................................... $28.750 $23.750  $0.360
      Second Quarter.................................. $29.750 $27.000  $0.360
      First Quarter................................... $30.125 $25.125  $0.360
     1997:
      Fourth Quarter.................................. $28.000 $22.125  $0.360
      Third Quarter................................... $24.375 $21.625  $0.355
      Second Quarter.................................. $25.375 $21.750  $0.355
      First Quarter................................... $24.125 $20.875  $0.355

  On July 28, 1999, the Company announced an increase in its regular quarterly cash dividend from $0.365 per Share to $0.375 per Share. This dividend is payable on October 1, 1999 to holders of record as of September 17, 1999. The dividend will not be payable with respect to Shares purchased pursuant to the Offer.

  On July 27, 1999, the last full day of trading prior to the announcement of the Offer, the closing price of the Shares on the NYSE as reported on the Composite Tape was $20.938 per Share. On July 30, 1999, the last full day of trading prior to the commencement of the Offer, the closing price of the Shares on the NYSE as reported on the Composite Tape was $23.75 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

8. Certain Effects of the Offer.

  As of July 27, 1999, the Company had issued and outstanding 31,740,504 Shares. The 4,500,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 14% of the Shares outstanding as of that date. The Company currently intends to retain Shares purchased pursuant to the Offer as treasury shares. The purchase of Shares pursuant to the Offer will not result in delisting of the Shares on the NYSE or termination of registration of the Shares under the Exchange Act.

  If the Company should decide to purchase any of its Shares in the future, any such purchases may be on the same terms as, or on terms which are more or less favorable to shareholders than, the terms of the Offer. Rule 13e-4 under the Exchange Act, however, prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date.

  The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for purposes of the Federal Reserve Board's margin regulations.

  Schedule A hereto describes transactions effected by the Company or by individuals who are directors or executive officers of the Company during the 40 business days prior to the date hereof.

  Neither the Company nor the Board of Directors makes any recommendation to any shareholder whether to tender some or all Shares. The Company has been advised that its directors and executive officers have not determined whether to tender their Shares pursuant to the Offer. Shareholders must make their own decisions whether to tender Shares and, if so, how many Shares to tender.

  Shares tendered in the Offer will not be entitled to receive the dividend of $0.375 per Share announced on July 28, 1999 payable to shareholders of record on September 17, 1999.

9. Source and Amount of Funds.

  Assuming that the Company purchases 4,500,000 Shares pursuant to the Offer at a price of $26.00 per Share, the Company estimates that the total amount required by the Company to purchase such Shares and pay related fees and expenses will be approximately $118 million. The Company expects to pay for the Shares purchased pursuant to the Offer out of its available cash. On June 30, 1999, the Company's cash, cash equivalents and temporary investments, aggregated approximately $158 million on a consolidated basis.

10. Certain Information Concerning the Company.

  The Company is a holding company that operates propane distribution, gas and electric utility and energy marketing businesses through subsidiaries.

  The Company's majority-owned subsidiary, AmeriGas Partners, L.P., a Delaware limited partnership ("AmeriGas Partners"), conducts the nation's largest retail propane distribution business through its 98.99% owned subsidiary AmeriGas Propane, L.P. (the "Operating Partnership"). The Company has been in the retail propane distribution business for over 40 years, operating through various subsidiaries. AmeriGas Partners' sole general partner is AmeriGas Propane, Inc., a wholly-owned subsidiary of the Company ("AmeriGas Propane"). The common units of AmeriGas Partners, which represent limited partner interests, are traded on the NYSE under the symbol "APU." The Company has a 58.4% combined ownership interest in AmeriGas Partners and the Operating Partnership. The remaining interest is publicly held.

  UGI Utilities, Inc., a wholly-owned subsidiary of the Company ("UGI Utilities"), owns and operates a natural gas distribution utility and an electric utility in eastern Pennsylvania. UGI Utilities is the successor to a business founded in 1882. UGI Utilities supplies 258,000 natural gas customers and 61,000 electric customers.

  UGI Enterprises, Inc., a wholly-owned subsidiary of the Company ("Enterprises"), conducts a retail gas and electric marketing business, and is currently engaged in two international energy related joint ventures through subsidiaries. Black Sea LPG, L.P. is developing an energy import and distribution business in Romania. ChinaGas Partners, L.P. is developing an integrated propane import, storage and distribution business in China. Hearth USA, Inc., a wholly-owned subsidiary of Enterprises, is currently developing a retail business selling hearth products, spas, grills and patio accessories, with the first superstore scheduled to open in September 1999. The Company expects Enterprises to continue to evaluate and develop new international and domestic business opportunities.

  The Company was incorporated in Pennsylvania in 1991 as part of the restructuring of UGI Utilities into a holding company system. The Company is not subject to regulation by the Pennsylvania Public Utility Commission. It is also exempt from registration as a holding company and not otherwise subject to the Public Utility Holding Company Act of 1935, except for Section 9(a)(2), which regulates the acquisition of voting securities of an electric or gas utility company. The Company's principal executive offices are located at 460 North Gulph Road, King of Prussia, Pennsylvania 19406, and its telephone number is (610) 337-1000.

            SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  Set forth below is certain consolidated historical and pro forma financial information of the Company and its subsidiaries. The following summary historical financial information as of and for the years ended September 30, 1998 and 1997 was derived from the audited consolidated financial statements included in the Company's 1998 Annual Report. The following summary historical financial information as of and for the six months ended March 31, 1999 and 1998 was derived from the unaudited consolidated condensed financial statements included in the Company's Quarterly Report on Form 10-Q for the six months ended March 31, 1999 (the "Company's 1999 Second Quarterly Report"). The Company's 1998 Annual Report and the Company's 1999 Second Quarterly Report are incorporated herein by reference. More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under "Additional Information About the Company."

  The summary pro forma financial information below gives effect to the purchase of Shares pursuant to the Offer based upon certain assumptions described in the Notes to Summary Consolidated Historical and Pro Forma Financial Information, as if the purchase of Shares pursuant to the Offer were consummated on October 1, 1997 with respect to the pro forma income statement information, and September 30, 1998 and March 31, 1999 with respect to the balance sheet information. The pro forma financial information should be read in conjunction with the historical consolidated financial information incorporated herein by reference and does not purport to be indicative of the results that would actually have been obtained had the purchase of Shares pursuant to the Offer been completed on the dates indicated or that may be obtained in the future.

      SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

                                Unaudited Pro Forma
                           Year Ended September 30, 1998(1)
                         ----------------------------------         Historical
                             Assumed           Assumed       Year Ended September 30,
                         $23.00 Per Share  $26.00 Per Share  ------------------------
                          Purchase Price   Purchase Price       1998          1997
                         ---------------- ----------------- ------------- -------------
                               (in millions, except ratios and per share amounts)
Income Statement:
Revenues................    $ 1,439.7         $1,439.7      $     1,439.7 $     1,642.0
Net income..............    $    36.6         $   36.1      $        40.3 $        52.1
Earnings per Share--
 basic (2)..............    $    1.29         $   1.27      $        1.22 $        1.58
Earnings per Share--
 diluted (2)............    $    1.28         $   1.26      $        1.22 $        1.57
Average Shares
 outstanding--basic.....       28.471           28.471             32.971        33.049
Average Shares
 outstanding--diluted...       28.623           28.623             33.123        33.132
Ratio of earnings to
 fixed charges (3)......        1.76x            1.75x              1.82x         2.14x
Balance Sheet:
Cash and short-term
 investments............    $    44.0         $   30.5      $       148.4 $       129.4
Total assets............    $ 1,970.2         $1,956.7      $     2,074.6 $     2,151.7
Total debt..............    $   982.8         $  982.8      $       982.8 $       964.0
Minority interest in
 AmeriGas Partners......    $   236.5         $  236.5      $       236.5 $       266.5
UGI Utilities preferred
 stock..................    $    20.0         $   20.0      $        20.0 $        35.2
Common stockholders'
 equity.................    $   262.7         $  249.2      $       367.1 $       376.1
Book value per Share
 (4)....................    $    9.28         $   8.80      $       11.18 $       11.45
                                Unaudited Pro Forma
                          Six Months Ended March 31, 1999(1)
                         ----------------------------------    Unaudited Historical
                             Assumed           Assumed      Six Months Ended March 31,
                         $23.00 Per Share $26.00 Per Share  --------------------------
                          Purchase Price   Purchase Price       1999          1998
                         ---------------- ----------------- ------------- -------------
                               (in millions, except ratios and per share amounts)
Income Statement:
Revenues................    $   872.9         $  872.9      $       872.9 $       959.5
Net income..............    $    53.8         $   53.6      $        55.5 $        56.0
Earnings per Share--
 basic (2)..............    $    1.90         $   1.89      $        1.69 $        1.70
Earnings per Share--
 diluted (2)............    $    1.90         $   1.89      $        1.69 $        1.69
Average Shares
 outstanding--basic.....       28.295           28.295             32.795        32.992
Average Shares
 outstanding--diluted...       28.355           28.355             32.855        33.183
Ratio of earnings to
 fixed charges (3)......        3.62x            3.62x              3.68x         3.55x
Balance Sheet:
Cash and short-term
 investments............    $    45.5         $   32.0      $       149.9 $       148.4
Total assets............    $ 2,044.6         $2,031.1      $     2,149.0 $     2,184.2
Total debt..............    $   992.8         $  992.8      $       992.8 $       947.5
Minority interest in
 AmeriGas Partners......    $   247.6         $  247.6      $       247.6 $       275.8
UGI Utilities preferred
 stock..................    $    20.0         $   20.0      $        20.0 $        35.2
Common stockholders'
 equity.................    $   279.5         $  266.0      $       383.9 $       411.8
Book value per Share
 (4)....................    $   10.19         $   9.70      $       12.02 $       12.47

                 NOTES TO SUMMARY CONSOLIDATED HISTORICAL AND
                        PRO FORMA FINANCIAL INFORMATION

(1) The summary consolidated pro forma financial information assumes 4,500,000 Shares are purchased at $23.00 per Share and $26.00 per Share, as applicable, with the purchase being financed from existing cash and short-term investments. The pro forma income statement information also assumes reduced interest income on cash and short-term investments used to purchase the Shares. The assumed investment interest rates on cash and short-term investments for the year ended September 30, 1998 and the six months ended March 31, 1999 were 5.50% and 5.00%, respectively, and represent actual investment rates realized by the Company. Expenses related to the offering are estimated to be $900,000. The marginal income tax rate on interest income is 35%.

(2) Earnings per Share data--basic is calculated using the weighted average Shares outstanding during the periods presented. Diluted earnings per Share data is based upon the weighted average Shares outstanding adjusted for potential dilution resulting from the exercise of stock options outstanding.

(3) The ratios of earnings to fixed charges was computed by dividing earnings by fixed charges. Earnings include earnings before minority interests, income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses, dividends on UGI Utilities preferred stock and the estimated interest component of rentals.

(4) Book value per Share is calculated as total common stockholders' equity divided by the number of Shares outstanding at the end of the period.

Recent Developments

  On July 28, 1999, the Company issued a press release including the following financial information for its third fiscal quarter:

                                UGI CORPORATION

                              REPORT OF EARNINGS
                     (Millions, except per share amounts)
                                  (Unaudited)

                          Three Months                           Twelve Months
                              Ended        Nine Months Ended         Ended
                            June 30,           June 30,            June 30,
                         ----------------  ------------------  ------------------
                          1999     1998      1999      1998      1999      1998
                         -------  -------  --------  --------  --------  --------
Revenues:
 Propane................ $ 162.0  $ 158.2  $  704.7  $  767.3  $  851.8  $  936.2
 Utilities..............    77.3     74.3     357.8     362.1     418.0     427.6
 Energy marketing.......    20.0     22.7      69.7      85.3      87.4     102.8
                         -------  -------  --------  --------  --------  --------
   Total revenues....... $ 259.3  $ 255.2  $1,132.2  $1,214.7  $1,357.2  $1,466.6
                         =======  =======  ========  ========  ========  ========
Operating income
 (loss)(a):
 Propane................ $  (2.3) $  (0.8) $  104.7  $  102.7  $   89.9  $   88.9
 Gas utility............     6.6      6.1      67.4      66.1      66.1      64.0
 Electric utility.......     4.2      1.8      12.0       8.0      13.7       9.9
 Energy marketing.......     0.9      0.5       2.1       1.9       2.2       1.8
 Corporate general and
  other.................    (2.7)    (1.4)     (7.6)     (2.6)    (10.0)     (2.7)
 Corporate expense
  elimination...........     2.7      2.4       7.9       7.8      10.9      11.5
                         -------  -------  --------  --------  --------  --------
   Total operating
    income..............     9.4      8.6     186.5     183.9     172.8     173.4
Merger fee income and
 expenses, net..........    21.5      --       19.9       --       19.9       --
Interest expense:
 Propane................   (16.6)   (16.3)    (49.6)    (50.1)    (65.6)    (66.2)
 Utilities..............    (4.2)    (4.3)    (13.0)    (13.0)    (17.6)    (17.1)
 Other..................    (0.2)    (0.1)     (0.5)     (0.5)     (0.7)     (0.6)
                         -------  -------  --------  --------  --------  --------
   Total interest
    expense.............   (21.0)   (20.7)    (63.1)    (63.6)    (83.9)    (83.9)
Minority interest in
 AmeriGas Partners......     7.8      7.0     (22.8)    (21.8)     (9.9)     (9.5)
                         -------  -------  --------  --------  --------  --------
Income (loss) before
 income taxes and
 dividends on UGI
 Utilities Series
 Preferred Stock........    17.7     (5.1)    120.5      98.5      98.9      80.0
Income tax (expense)
 benefit................    (5.9)     1.6     (52.4)    (44.6)    (42.2)    (35.8)
Dividends on UGI
 Utilities Series
 Preferred Stock........    (0.4)    (0.4)     (1.2)     (1.8)     (1.6)     (2.5)
                         -------  -------  --------  --------  --------  --------
Net income (loss)....... $  11.4  $  (3.9) $   66.9  $   52.1  $   55.1  $   41.7
                         =======  =======  ========  ========  ========  ========
Earnings (loss) per
 Share:
 Basic.................. $  0.36  $ (0.12) $   2.06  $   1.58  $   1.69  $   1.27
                         =======  =======  ========  ========  ========  ========
 Diluted................ $  0.36  $ (0.12) $   2.06  $   1.57  $   1.69  $   1.26
                         =======  =======  ========  ========  ========  ========
Average Shares
 outstanding:
 Basic.................. $31.672  $33.017  $ 32.420  $ 33.001  $ 32.538  $ 32.976
                         =======  =======  ========  ========  ========  ========
 Diluted................ $31.711  $33.017  $ 32.474  $ 33.176  $ 32.597  $ 33.147
                         =======  =======  ========  ========  ========  ========
SUPPLEMENTAL
 INFORMATION:
Pre-tax income (loss):
 Propane (b)............ $ (11.1) $ (10.1) $   32.3  $   30.8  $   14.4  $   13.2
 Utilities..............     6.6      3.6      66.4      61.1      62.2      56.8
 Energy marketing.......     0.9      0.5       2.1       1.9       2.2       1.8
 Corporate general and
  other.................    (2.9)    (1.5)     (8.1)     (3.1)    (10.7)     (3.3)
 Merger fee income and
  expenses, net.........    21.5      --       19.9       --       19.9       --
 Corporate expense
  elimination...........     2.7      2.4       7.9       7.8      10.9      11.5
                         -------  -------  --------  --------  --------  --------
   Total pre-tax income
    (loss).............. $  17.7  $  (5.1) $  120.5  $   98.5  $   98.9  $   80.0
                         =======  =======  ========  ========  ========  ========

--------
(a) Segment amounts reflect the Company's adoption of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." Prior year amounts have been restated.
(b) Amounts are net of minority interest in AmeriGas Partners.

  Plans and Proposals. Except as disclosed in this Offer to Purchase, the Company has no other agreements or understandings as to either divestitures or acquisitions that would be material to the Company and does not have any plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the dividend rate or policy (other than as announced on July 28, 1999), indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or By-laws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being terminated from quotation on the NYSE;
(i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to
Section 15(d) of the Exchange Act.

  The Board of Directors of the Company approved on July 27, 1999 an increase in the quarterly dividend paid on the Company's Shares of approximately 2.7 percent, from $.0365 to $0.375, with the annual dividend rate rising to $1.50 from $1.46. See "Background and Purposes of the Offer."

  Additional Information About the Company. The Company's 1998 Annual Report and its Proxy Statement with respect to its February 23, 1999 annual meeting have been filed with the Securities and Exchange Commission (the "Commission"). Copies of such documents may be obtained via the Company's website at www.ugicorp.com; by telephone at 1-800-UGI-9435; or from the Company's Treasury Department, UGI Corporation, 460 North Gulph Road, King of Prussia, Pennsylvania 19406, (610) 337-1000 x3141.

  The Company is subject to the informational filing requirements of the Exchange Act, and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial statements and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is filed with the Commission. Such reports, as well as other material, may be inspected and copies obtained at prescribed rates at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Company filings with the Commission are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the Commission at www.sec.gov. The Company has also filed with the Commission a statement on Schedule 13E-4 that contains additional information with respect to the Offer. Such Schedule and certain amendments thereto may be examined and copies may be obtained at the same places and in the same manner as set forth above (except that such Schedule may not be available in the regional offices of the Commission). In addition, material filed by the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Safe Harbor Statement. Statements in this Offer to Purchase, the related Letter of Transmittal and other related documents concerning expectations for the future are "forward-looking statements" within the meaning of the federal securities laws. The Company's actual future performance will be affected by a number of factors, risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include weather conditions, the timing and extent of changes in commodity prices for crude oil, propane, natural gas, electricity and interest rates, the timing and success of the Company's efforts to develop new business opportunities, political, regulatory and economic conditions in foreign countries and other factors discussed in the Company's 1998 Annual Report which is incorporated herein by reference. The Company undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

11. Transactions and Agreements Concerning the Shares.

  Except as set forth in Schedule A hereto, neither the Company nor, to its knowledge, any of its subsidiaries, executive officers or directors or any associate of any such officer or director has engaged in any transactions involving the Shares during the 40 business days preceding the date hereof. Neither the Company nor, to its knowledge, any of its executive officers or directors is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to the Shares.

12. Regulatory Approvals.

  The Company is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer or of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

13.  Certain Federal Income Tax Consequences.

  The following describes the material United States federal income tax consequences relevant to the Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

  This discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a straddle). In particular, different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of options). This discussion does not address the state, local or foreign tax consequences of participating in the Offer. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

  As used herein, a "Holder" means a beneficial holder of Shares that is a citizen or resident of the United States, a corporation or a partnership created or organized under the laws of the United States or any State thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

  Non-Participation in the Offer. Holders of Shares who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

  Exchange of Shares Pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A Holder who participates in the Offer will, depending on such Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Company.

  Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (i) results in a complete termination of all such Holder's equity interest in the Company, (ii) results in a "substantially disproportionate" redemption with respect to such Holder or (iii) is "not essentially equivalent to a dividend" with respect to the Holder. In applying the Section 302 tests, a Holder must take account of stock that such Holder actually owns as well as Shares treated as owned by such Holder under certain constructive ownership rules, including stock of the Company owned by certain family members and related entities and stock of the Company that the Holder has the right to acquire by exercise of an option. Further, substantially contemporaneous dispositions and acquisitions of stock of the Company by a Holder (including market purchases and sales) may be treated as part of an integrated transaction with the Offer and taken into account in determining whether the Section 302 tests have been satisfied.

  An exchange of Shares for cash will be a "substantially disproportionate" redemption with respect to a Holder if the percentage of the then outstanding Shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the Shares owned by such Holder immediately before the exchange. If an exchange of Shares for cash fails to satisfy the "substantially disproportionate" test, the Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. An exchange of Shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the Holder's equity interest in the Company. Whether an exchange of Shares for cash will be treated as "not essentially equivalent to a dividend" will depend upon a Holder's particular facts and circumstances. The Internal Revenue Service has indicated that even a small reduction in the proportionate interest in the Company of a Holder whose interest in the Company is minimal and who does not exercise any control over or participate in the management of the Company's corporate affairs may constitute a "meaningful reduction." Holders should consult their tax advisors regarding the application of the rules of Section 302 to their particular circumstances.

  If a Holder is treated as recognizing gain or loss from the disposition of the Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder's tax basis in the Shares exchanged therefor. Gain or loss will be calculated on a Share-by-Share basis. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange.

  If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such Holder pursuant to the exchange will be treated as a dividend to the extent of the Holder's allocable portion of the Company's current and accumulated earnings and profits. Such a dividend will be includable in the Holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged, and no loss will be recognized. The Holder's tax basis in the Shares exchanged, however, will be added to such Holder's tax basis in the remaining Shares that it owns. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the "extraordinary dividend" provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code. To the extent that the amount of cash received by a Holder in exchange for Shares exceeds such Holder's allocable portion of the Company's then current and accumulated earnings and profits, then the cash would be treated first as a return of capital and then as capital gain.

  The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

  See Section 3 with respect to the application of federal income tax withholding and backup withholding.

14.  Extension of Tender Period; Termination; Amendments.

  The Company expressly reserves the right, in its sole discretion and regardless of whether any of the conditions specified in Section 6 shall have been satisfied, at any time or from time to time, to (i) extend the period of time during which the Offer is open by giving oral followed by written notice of such extension to the

Depositary or (ii) amend the Offer in any respect by making a public announcement of such amendment. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in
Section 4. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, to amend the Offer in any respect. Amendments to the Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Company materially changes the terms of the Offer or the information concerning the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in the dealer's soliciting fee or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the consideration offered for Shares pursuant to the Offer or the amount of the dealer's soliciting fee or the Company increases the number of Shares being sought by an amount exceeding 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

15.  Fees.

  Other than as described below, no fees will be paid to brokers, dealers or others by the Company in connection with the Offer.

  Dealer Manager. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has been retained by the Company to act as Dealer Manager in connection with the Offer, and will receive an advisory fee of $225,000 for its services as Dealer Manager, plus an additional per share fee for each Share purchased by the Company pursuant to the Offer. DLJ will also be reimbursed by the Company for out-of-pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection with the Offer. DLJ has from time to time provided investment banking services to the Company and has received customary fees. It is expected that DLJ will continue to provide investment banking and financial advisory services to the Company in the future.

  Depositary and Information Agent. The Company has retained ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon") to act as Information Agent and Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. ChaseMellon will receive reasonable and customary compensation for its services as Information Agent and Depositary, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws. ChaseMellon has also rendered services to the Company in the past for which it has received customary compensation, and can be expected to render similar services to the Company in the future. ChaseMellon has not been retained to, nor is it authorized to, make recommendations in connection with the Offer.

  Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

16. Miscellaneous.

  The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any state of the United States or any foreign jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such state or foreign jurisdiction. The Company is not aware of any state or foreign jurisdiction the laws of which would prohibit the Offer or such acceptance. In those jurisdictions whose laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                  SCHEDULE A

                            TRANSACTIONS CONCERNING
                                 THE SHARES OF
                                UGI CORPORATION

The following describes transactions concerning Shares during the 40 business day period preceding August 2, 1999 by directors and executive officers of the
Company:

                                    Type of                                                            Underlying
        Name             Date       Security             Transaction                 Securities        Securities  Price
--------------------  ---------- -------------- ------------------------------ ----------------------- ---------- -------
Stephen D. Ban        07/01/1999     Shares     Reinvestment of Dividends      120.615 Shares             0.000   $20.125
Brendan P. Bovaird    06/04/1999     Shares     Restricted Stock Grant         7,000 Shares               0.000   $20.375
                      06/30/1999     Shares     Purchase of Units in the Stock 33.322 401(k) Units(1)     0.000
                                                Fund within the Company's
                                                Employee Savings Plan
                                                ("401(k) Units")
Robert J. Chaney      06/04/1999     Shares     Restricted Stock Grant         7,000 Shares               0.000   $20.375
Michael J. Cuzzolina  06/04/1999     Shares     Restricted Stock Grant         10,000 Shares              0.000   $20.375
Richard C. Gozon      06/30/1999     Shares     Acquisition of Units under the 658.385 Units(2)           0.000   $20.125
                                                Directors' Equity Compensation
                                                Plan ("Units")
Lon R. Greenberg      06/04/1999   Option to    Option Grant                   225,000 Shares           225,000
                                 acquire Shares
                      06/04/1999     Shares     Restricted Stock Grant         30,000 Shares              0.000   $20.375
Bradley C. Hall       06/30/1999     Shares     Purchase of 401(k) Units       126.730 401(k) Units(1)    0.000
                      07/01/1999     Shares     Reinvestment of Dividends      27.474 Shares              0.000   $20.125
                      07/01/1999     Shares     Reinvestment of Dividends      63.195 Shares              0.000   $20.125
Anthony J. Mendicino  06/04/1999     Shares     Restricted Stock Grant         15,000 Shares              0.000   $20.375
Marvin O. Schlanger   06/30/1999     Shares     Acquisition of Units           406.832 Units(2)           0.000   $20.125
        Name           Nature of Ownership
--------------------- ---------------------
Stephen D. Ban        Direct
Brendan P. Bovaird    Direct
                      401(k) Plan
Robert J. Chaney      Direct
Michael J. Cuzzolina  Direct
Richard C. Gozon      Benefit Plan
Lon R. Greenberg      Direct
                      Direct
Bradley C. Hall       401(k) Plan
                      Direct
                      by Family Partnership
Anthony J. Mendicino  Direct
Marvin O. Schlanger   Benefit Plan

-------
(1) On June 30, 1999, one 401(k) Unit was valued at $8.67.
(2) Each Unit represented a phantom interest equivalent to one Share. On June 30, 1999, one Unit was valued at $20.125.

  The following describes transactions concerning Shares during the 40 business day period preceding August 2, 1999 by the Company:

        Date        Shares                        Transaction
        ----   ---------------- -----------------------------------------------
      06/04/99 103,000          Restricted Stock Awards
      06/16/99 953 at $19.75    Sale of Shares to the Trustee of the Stock Fund
                                within the AmeriGas Propane, Inc. 401(k) Plan
                                ("AmeriGas 401(k) Shares")
      06/17/99 197 at $19.69    Sale of Shares to the Trustee of the Stock Fund
                                within the UGI Utilities, Inc. 401(k) Plan
                                ("UGI 401(k) Shares")
               190 at $20.43    Sale of UGI 401(k) Shares
      06/21/99 211 at $20.00    Sale of UGI 401(k) Shares
      06/28/99 193 at $19.81    Sale of UGI 401(k) Shares
               903 at $19.63    Sale of AmeriGas 401(k) Shares
      07/01/99 28,456 at $20.13 Sale of Shares to the Agent of the Company's
                                Dividend Reinvestment Plan
      07/06/99 192 at $20.06    Sale of UGI 401(k) Shares
      07/12/99 191 at $20.06    Sale of UGI 401(k) Shares
      07/14/99 872 at $20.81    Sale of AmeriGas 401(k) Shares
      07/19/99 197 at $21.88    Sale of UGI 401(k) Shares

  The Depositary will accept legible copies of the Letter of Transmittal, which should be sent, together with certificates for the Shares tendered and any other required documents, to the Depositary at one of its addresses below:

                       The Depositary for the Offer is:

                             [LOGO OF CHASEMELLON]

            By Mail:                            By Hand:                    By Overnight Delivery:
     ChaseMellon Shareholder            ChaseMellon Shareholder            ChaseMellon Shareholder
        Services, L.L.C.                    Services, L.L.C.                   Services, L.L.C.
      Post Office Box 3301              120 Broadway--13th Floor              85 Challenger Road
   South Hackensack, NJ 07606              New York, NY 10271             Ridgefield Park, NJ 07660
      Attn: Reorganization                Attn: Reorganization               Attn: Reorganization
            Department                         Department                         Department
  (registered or certified mail
           recommended)

                          By Facsimile Transmission:

                                (201) 296-4293

                             Confirm by Telephone:

                                (201) 296-4860

  Please contact the Information Agent at the telephone numbers and address below with any questions or requests for assistance or additional copies of the Offer to Purchase and Letters of Transmittal and Notices of Guaranteed Delivery.

                    The Information Agent for the Offer is:

                             [LOGO OF CHASEMELLON]

                       450 West 33rd Street--14th Floor
                              New York, NY 10001
                        Banks and brokers call collect:
                                 212-273-8083
                          All others call toll free:
                                1-800-953-2497

                     The Dealer Manager for the Offer is:

                         Donaldson, Lufkin & Jenrette
                                277 Park Avenue
                           New York, New York 10172
                               (212) 892-7736 or
                                (212) 892-3742